SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant: [X]

Filed by a Party other than the Registrant: [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6 (e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to 240.14a-12

UMH Properties, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or registration Statement No:

(3)	Filing Party:

(4)	Date Filed:

UMH PROPERTIES, INC.

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 16, 2016

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of UMH Properties, Inc., a Maryland corporation (the “Company”), will be held on Thursday, June 16, 2016, at 4:00 p.m., Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, for the following purposes:

1.	To elect three Directors, each to hold office until the Company’s annual meeting of shareholders in 2019 and until his or her successor is duly elected and qualifies;

2.	To consider and vote upon the ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on April 14, 2016, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT IN PERSON, SHAREHOLDERS MAY AUTHORIZE A PROXY TO VOTE THEIR SHARES PRIOR TO THE MEETING USING THE METHODS DETAILED ON PAGE 5 OF THIS PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Craig Koster
CRAIG KOSTER
SECRETARY

April 29, 2016

1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 16, 2016

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of UMH Properties, Inc., a Maryland corporation (the “Company”), of proxies to be voted at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, June 16, 2016, at 4:00 p.m., Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, and at any adjournments or postponements thereof, for the purposes listed in the preceding Notice of Annual Meeting of Shareholders (“Notice”). This Proxy Statement and the accompanying Proxy Card are being distributed on or about April 29, 2016, to shareholders of record as of the close of business on April 14, 2016. Unless the context requires otherwise, references in this Proxy Statement to “UMH”, “we”, “our”, “us” and the “Company” refer to UMH Properties, Inc. and its consolidated subsidiaries.

A copy of the Company’s annual report, including financial statements, is being mailed herewith, and is available on the Company’s website at www.umh.reit.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 16, 2016

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. Please visit the website www.proxyvote.com to view electronic versions of proxy materials and the Company’s 2015 Annual Report, and to request electronic delivery of future proxy materials. Have your Proxy Card or Notice of Internet Availability in hand when you access the website and follow the instructions. You will need your 12-digit Control Number which is located on your Proxy Card or Notice of Internet Availability. Shareholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

UMH CONTACT INFORMATION

The mailing address of our principal executive office is Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, and our main telephone number is (732) 577- 9997. We maintain an Internet website at www.umh.reit. Information at or connected to our website is not incorporated by reference into this Proxy Statement, and is not and should not be considered part of this Proxy Statement.

2

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting of Shareholders? At the Annual Meeting, our common shareholders will vote upon the matters described in the Notice, including the election of directors, the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm and such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Once the business of the Annual Meeting is concluded, members of management will respond to questions raised by shareholders, as time permits.

Who can attend the Annual Meeting? All of our common shareholders of record as of the close of business on April 14, 2016, the record date for the Annual Meeting, or individuals holding their duly authorized proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on April 14, 2016, the record date for the Annual Meeting, to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

●	the election of three directors;

●	the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

●	any other business as may properly come before the Annual Meeting.

We are not aware of any other business, other than procedural matters relating to the Annual Meeting or the proposals listed above, that may properly be brought before the Annual Meeting.

What are the Board’s recommendations? The Board recommends a vote:

●	FOR the election of each nominee for election as a director named in this Proxy Statement (Proposal No. 1); and

●	FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal No. 2).

Unless you give other instructions on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board.

3

Who may vote? You may vote if you owned shares of our common stock at the close of business on April 14, 2016, which is the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date. Cumulative voting is not permitted in the election of directors.

What is a quorum for the Annual Meeting? As of April 14, 2016, we had 27,217,848 shares of common stock outstanding. In order to conduct a meeting, shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present in person or by proxy. No business may be conducted at the Annual Meeting if a quorum is not present. If you submit a properly executed Proxy Card or authorize a proxy by telephone or via the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” results when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of the votes cast in the election of directors. To ratify the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm (Proposal No. 2), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a shareholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter and in their discretion on any other matter that may properly come before the Annual Meeting.

If you are a shareholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (“NYSE”), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. As noted above, this is referred to as a broker “non-vote.” A broker non-vote is not considered a vote cast on a proposal and broker non-votes will have no effect on the vote on any of the matters to be considered at the Annual Meeting. If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law, your broker is entitled to vote your shares on Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm) if no instructions are received from you, but your broker is not entitled to vote on Proposal No. 1 (Election of Directors) without specific instructions from you. If you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting.

4

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held of record in your name, there are three ways for you to authorize a proxy:

●	By Telephone or on the Internet – You can authorize a proxy by calling the toll-free telephone number on your Proxy Card or Notice of Internet Availability. Please have your Proxy Card or Notice of Internet Availability in hand when you call. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice of Internet Availability handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on June 15, 2016. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

●	By Mail – If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors on each matter listed in this Proxy Statement and in their discretion on any other matter properly brought before the Annual Meeting.

●	In Person at the Annual Meeting – All shareholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Even if you plan to attend the Annual Meeting, we request that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you mail us your properly completed and signed Proxy Card, or authorize a proxy to vote your shares by telephone or Internet, your votes will be cast according to the choices that you specify. Unless you indicate otherwise on your Proxy Card, the persons named as your proxies will cast your votes: FOR all of the nominees for election as director named in this Proxy Statement; FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm; and in their discretion on any additional matters properly brought before the Annual Meeting.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

5

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

●	Filing written notice of revocation before our Annual Meeting with our Secretary at the address shown on the front of this Proxy Statement;

●	Signing a proxy bearing a later date; or

●	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your instructions.

Who pays for this proxy solicitation? The cost of preparing, assembling and distributing this Proxy Statement and form of proxy, and the cost of soliciting the proxies related to the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, internet and telephone, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the close of business on the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and authorizing your proxy by the Internet or telephone, or by completing and returning the enclosed Proxy Card (if you received your proxy materials in the mail) will help to avoid additional expense.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s charter and bylaws provide for a classified board of directors comprised of Class I, II, and III directors. Three Class I directors are up for election at the Annual Meeting, to serve until the Company’s annual meeting of shareholders in 2019 and until their successors are duly elected and qualify. The three nominees for election as Class I directors are set forth below. Unless instructed otherwise, the proxy holders will vote all proxies received by them for the nominees listed below or, if any such nominee is unwilling or unable to serve, for any other nominee designated by the Company’s Board of Directors. As of the date of this Proxy Statement, the Company’s Board of Directors is not aware of any other individual who may properly be nominated for election as a Class I director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director, if elected. The nominees listed below are currently each serving as a director of the Company and each has consented, if elected as a director, to serve until his or her term expires.

6

The Company’s Board of Directors currently consists of ten directors, three of whom have terms expiring at the Annual Meeting and when their successors are duly elected and qualify.

INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the three Class I Director nominees during the last five years has been furnished to the Company by such nominee:

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Michael P. Landy	54

Director. Executive Vice President (2010 to 2012), Vice President – Investments (2001 to 2010). President and Chief Executive Officer (2013 to present), Chief Operating Officer (2011 to 2013), Executive Vice President (2009 to 2010), Executive Vice President – Investments (2006 to 2009), Vice President – Investments (2001 to 2006) and Director (2007 to present) of Monmouth Real Estate Investment Corporation, an affiliated company; Member of New York University’s REIT Center Board of Advisors (2013 to present). Mr. Landy’s extensive experience in real estate finance, investment, capital markets and operations management is the primary reason, among other reasons, why Mr. Landy serves on our Board and has been nominated for re-election as a Class I Director.

			2011

James E. Mitchell	75	Independent Director. Attorney at Law; General Partner, Mitchell Partners, L.P. (1979 to present); President, Mitchell Partners Capital Management, Inc. (1987 to present). Mr. Mitchell’s extensive experience in real estate investment is the primary reason, among other reasons, why Mr. Mitchell serves on our Board and has been nominated for re-election as a Class I Director.	2001

7

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Stephen B. Wolgin	62

Independent Director. Managing Director of U.S. Real Estate Advisors, Inc., a real estate advisory services group based in New Jersey (2000 to present); Partner with the Logan Equity Distressed Fund (2007 to present); Director (2003 to present) of Monmouth Real Estate Investment Corporation, an affiliated company; Prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis. Mr. Wolgin’s extensive experience as a real estate and finance consultant and experience in the real estate industry is the primary reason, among other reasons, why Mr. Wolgin serves on our Board and has been nominated for re-election as a Class I Director.

			2007

At the Annual Meeting, the shareholders of the Company will be requested to elect three Class I Directors. A plurality of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to elect a nominee.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE THREE NOMINEES NAMED ABOVE

8

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Class II Directors with Terms Expiring in 2017

Director	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Jeffrey A. Carus	52	Independent Director. Founder and Managing Partner of JAC Partners, LLC (2009 to present); Founder and Managing Member of JAC Management, LLC (1998 to present); Principal of Advalurem Group (2012-2014); Prior affiliations with CW Capital and Credit Suisse. Mr. Carus’ extensive experience in real estate finance and investment is the primary reason, among other reasons, why Mr. Carus serves on our Board.	2011

Matthew I. Hirsch	56	Presiding Independent Director. Attorney at Law (1985 to present) Law Office of Matthew I. Hirsch. Adjunct Professor of Law, Widener University School of Law (1993 to present); Director (2000 to present) of Monmouth Real Estate Investment Corporation, an affiliated company. Mr. Hirsch’s experience with real estate transactions, legal issues relating to real estate and the real estate industry is the primary reason, among other reasons, why Mr. Hirsch serves on our Board.	2013

Kenneth K. Quigley, Jr.	58	Independent Director. Attorney at Law; President of Curry College (1996 to present). Director of Randolph Bancorp (2013 to present); Director of Central Bancorp (2010 to 2011). Mr. Quigley’s management, governance, law, accounting, finance and REIT experience is the primary reason, among other reasons, why Mr. Quigley serves on our Board.	2016

9

Class III Directors with Terms Expiring in 2018

Director	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Anna T. Chew	57	Vice President and Chief Financial Officer (1995 to present), Controller (1991 to 1995) and Director. Certified Public Accountant; Interim Chief Financial Officer (March 2012 to July 2012), Treasurer (2010 to 2013), Chief Financial Officer (1991 to 2010) and Director (1993 to 2004, and 2007 to present) of Monmouth Real Estate Investment Corporation, an affiliated company. Ms. Chew’s extensive public accounting, finance and real estate industry experience is the primary reason, among other reasons, why Ms. Chew serves on our Board.	1995

Eugene W. Landy	82	Founder (1968), Chairman of the Board (1995 to present), President and Chief Executive Officer (1968 to 1995), and Director. Attorney at Law; Founder, Chairman of the Board and Director (1968 to present), President and Chief Executive Officer (1968 to 2013) of Monmouth Real Estate Investment Corporation, an affiliated company. As our founder and Chairman, Mr. Landy’s unparalleled experience in real estate investing is the primary reason, among other reasons, why Mr. Landy serves on our Board.	1968

Samuel A. Landy	55	President and Chief Executive Officer (1995 to present), Vice President (1991-1995) and Director. Attorney at Law; Director (1989 to present) of Monmouth Real Estate Investment Corporation, an affiliated company. Mr. Landy’s role as our President and Chief Executive Officer and his extensive experience in real estate investment, operations management and REIT leadership is the primary reason, amongst many, why Mr. Landy serves on our Board.	1992

Stuart D. Levy	46	Independent Director. Vice President in the Real Estate Finance Group at Helaba-Landesbank Hessen-Thuringen (2006 to present). Mr. Levy’s extensive real estate background is the primary reason, among other reasons, why Mr. Levy serves on our Board.	2011

10

Six of the Company’s directors are also directors of Monmouth Real Estate Investment Corporation (“MREIC”), a publicly-owned affiliate of the Company, which engages in the ownership and operation of net-leased industrial properties subject to long-term leases primarily to investment grade tenants.

Other Named Executive Officers of the Company

Officer	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Craig Koster	40	General Counsel and Secretary (2015 to present), In-house Counsel (2012 to 2014). Attorney at Law (2001 to present); Assistant Corporation Counsel at the New York City Law Department (2007 to 2012).	N/A

CORPORATE GOVERNANCE AND BOARD MATTERS

We are committed to maintaining sound corporate governance principles. The Board of Directors has periodically updated and approved formal Corporate Governance Guidelines that address the qualifications and responsibilities of directors, director independence, committee structure and responsibilities, and interactions with management, among other matters. The Corporate Governance Guidelines are available on the Company’s website at www.umh.reit. Together with the charter and bylaws of the Company and the charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

Board Leadership Structure and Role in Risk Oversight

Eugene W. Landy is the Chairman of the Board of Directors. Samuel A. Landy, the Company’s President and Chief Executive Officer, is also a member of the Board of Directors. The Company believes that this structure helps ensure critical and independent thinking with respect to the Company’s strategy and performance, while ensuring that management’s insight is directly available to the directors in their deliberations. The Board of Directors has selected a Presiding Independent Director, Matthew I. Hirsch, to preside at executive sessions of the non-management directors. The Board reviews the structure of the Board and Company leadership as part of the succession planning process. At present, our Board believes that this structure is appropriate and that it facilitates independent oversight of management.

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. The Audit Committee reviews the Company’s financial and compliance risks and major legislative and regulatory developments which could materially impact the Company. The Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company.

11

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the NYSE. The Board requires that at least a majority of its directors satisfy this definition of independence. The Board of Directors has considered business and other relationships, arrangements and other transactions between the Company and each of its Directors, including information provided to the Company by the directors. Based upon its review, the Board of Directors has determined that all of its Directors, other than Ms. Anna T. Chew and Messrs. Eugene W. Landy, Michael P. Landy and Samuel A. Landy, are independent, consistent with the Corporate Governance Guidelines. The Corporate Governance Guidelines, which incorporate the NYSE Director Independence Standards, are available at the Company’s website located at www.umh.reit and are available in print upon request.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last year. No director attended fewer than 75% of the meetings of the Board of Directors and of meetings of the Committees on which he served. The Company does not have a policy concerning directors’ attendance at the Annual Meeting of Shareholders. Four directors attended the Company’s 2015 Annual Meeting of Shareholders.

The Company has a standing Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors. Each of these committees is composed exclusively of independent directors.

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent registered public accounting firm, approving the audit fees, and monitoring the qualifications, independence and performance of the Company’s independent registered public accounting firm. It also oversees the internal audit function, legal and regulatory compliance, establishing procedures for complaints received regarding the Company’s accounting, internal accounting controls and auditing matters. In addition, the Audit Committee prepares the Audit Committee Report which is included in the Company’s annual proxy statements. The Audit Committee had five meetings during the year ended December 31, 2015, including an executive session with the independent registered public accounting firm, in which management did not attend. The Audit Committee operates under the Audit Committee Charter which can be found at the Company’s website at www.umh.reit.

The current members of the Company’s Audit Committee are Jeffrey A. Carus, Stuart D. Levy, James E. Mitchell and Stephen B. Wolgin (who serves as the Chairman of the Audit Committee). The Board has determined that each member of the Audit Committee is “independent” as defined by the rules of the SEC and the listing standards of the NYSE, is able to read and understand fundamental financial statements, and is “financially literate” within the meaning of the rules of the NYSE and “audit committee financial experts” within the meaning of the rules of the SEC.

12

Compensation Committee

The Compensation Committee’s responsibilities include (1) evaluating the Chief Executive Officer’s and other executive officers’ performance in light of the Company’s goals and objectives and determining the Chief Executive Officer’s and other executive officers’ compensation, which includes base salary and bonus; and (2) administering the Company’s 2013 Stock Option and Stock Award Plan (2013 Plan) and predecessor plans. The Compensation Committee had at least one meeting during the year ended December 31, 2015. The current members of the Compensation Committee are Jeffrey A. Carus (who serves as Chairman of the Compensation Committee), Stuart D. Levy, James E. Mitchell, and Stephen B. Wolgin. The Board has determined that each member of the Compensation Committee is independent as defined by the rules of the SEC and the listing standards of the NYSE. The Compensation Committee operates under the Compensation Committee Charter which can be found at the Company’s website at www.umh.reit.

Nominating Committee

The Nominating Committee identifies, considers and recommends candidates to serve as members of the Board of Directors and makes recommendations regarding the structure and composition of the Board of Directors and Committees. The Nominating Committee had at least one meeting during the year ended December 31, 2015. The current members of the Nominating Committee are Jeffrey A. Carus, Stuart D. Levy, James E. Mitchell, and Stephen B. Wolgin (who serves as the Chairman of the Nominating Committee). The Board has determined that each member of the Nominating Committee is “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Nominating Committee operates under the Nominating Committee Charter which can be found at the Company’s website at www.umh.reit.

The principal function of the Nominating Committee is to review and select candidates for nomination to the Board of Directors. The Nominating Committee will consider for recommendation as nominees appropriate individuals whose names are submitted in writing by a shareholder, and will evaluate them using the same criteria as that used for other candidates. See “Shareholder Communications” on page 14 for more information.

The Nominating Committee has established a process for identifying and evaluating prospective nominees for director. The Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if the Nominating Committee deems necessary or appropriate, hiring a search firm. The Nominating Committee considers diversity of background and personal experience in identifying director candidates. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating Committee by the Committee Chairman. The Nominating Committee will then prioritize the candidates and determine if the Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contact with the candidate. To the extent feasible, all of the members of the Nominating Committee, the President and Chief Executive Officer and the Chairman of the Board will interview the prospective candidate(s). Evaluations and recommendations of the interviewers are submitted to the Nominating Committee for final evaluation. The Nominating Committee will then meet to consider such recommendations and to select the final candidate(s) to recommend to the Board of Directors as nominees. The Nominating Committee will evaluate all potential nominees for director, including nominees recommended by a shareholder, on the same basis.

13

To date, there are no third parties being compensated for identifying and evaluating candidates.

Independent Director Meetings

The Company’s independent directors, as defined under the listing standards of the NYSE, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such additional times as may be deemed appropriate by the Company’s independent directors. Any independent director may call an executive session of independent directors at any time. The independent directors had at least one meeting during the year ended December 31, 2015. The Board of Directors has selected a Presiding Director, Matthew I. Hirsch, to preside at executive sessions of the independent directors.

Shareholder Communications

Shareholders and other interested parties who desire to contact the Company’s Board of Directors may do so by writing to: Board of Directors, c/o Secretary, UMH Properties, Inc., 3499 Rte. 9 North, Suite 3-C, Freehold, NJ 07728. Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication. Shareholders and other interested parties also may direct communications solely to the Independent Directors of the Company by addressing such communications to the Independent Directors, c/o Secretary, at the address set forth above. In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints that may be received by the Company regarding accounting, internal accounting controls or auditing matters and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “Confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and employees of the Company, including its principal executive officer and principal financial officer. This code is posted on our website at www.umh.reit. During 2015 and through the date of this proxy, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

14

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the Company’s common shareholders will be asked to consider and vote on a proposal to ratify the appointment of PKF O’Connor Davies, LLP (“PKF”) as the Company’s independent registered public accounting firm for the year ending December 31, 2016. The Company’s charter and bylaws do not require that its shareholders ratify the appointment of PKF as the Company’s independent registered public accounting firm. The Company is asking its common shareholders to ratify this appointment as a matter of good corporate practice. If the Company’s common shareholders do not ratify the appointment of PKF, the Company’s Audit Committee will reconsider whether to retain PKF as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of PKF is ratified by the Company’s common shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company. The Company expects a representative of PKF to be present at the Annual Meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

A majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to ratify the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the year ending December 31, 2016.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PKF O’CONNOR DAVIES, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016

15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of the Company’s common stock (“Common Shares”) as of April 14, 2016 by:

●	each person known by the Company to beneficially own more than five percent of the Company’s outstanding Common Shares;

●	the Company’s directors;

●	the Company’s executive officers; and

●	all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the person or persons named below have sole voting and investment power and that person’s address is c/o UMH Properties, Inc., Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728. In determining the number and percentage of Common Shares beneficially owned by each person, Common Shares that may be acquired by that person under options exercisable within sixty (60) days of April 14, 2016, are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding Common Shares for that person, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Shares Outstanding (2)

Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	1,697,515	(3)	6.24%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,829,995	(4)	6.72%

Jeffrey A. Carus	4,775	(5)	*

Anna T. Chew	278,298	(6)	1.02%

Matthew I. Hirsch	5,817	(7)	*

Craig Koster	10,254	(8)	*

Eugene W. Landy	1,369,364	(9)	4.99%

Samuel A. Landy	648,726	(10)	2.37%

Michael P. Landy	326,556	(11)	1.20%

Stuart Levy	2,339		*

James E. Mitchell	183,784	(12)	*

Kenneth K. Quigley, Jr.	2,000		*

Stephen B. Wolgin	15,646	(13)	*

UMH Properties, Inc. 401(k) Plan	282,811	(14)	1.04%

Directors and Officers as a Group	3,130,370		11.29%

16

*Less than 1%.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Shares listed. Except as indicated in the footnotes to this table, none of the Shares have been pledged as collateral.

(2)	Based on the number of Shares outstanding on April 14, 2016 which was 27,217,848 Shares.

(3)	Based on Schedule 13G as of December 31, 2015, filed by Wells Fargo and Company, the company owns 1,697,515 Shares. This filing with the SEC by Wells Fargo and Company indicates that Wells Fargo and Company has sole voting power for 8,500 Shares and sole dispositive power for 8,500 Shares. Wells Fargo and Company also has shared voting power for 1,622,175 Shares and shared dispositive power for 1,689,015 Shares.

(4)	Based on Schedule 13G as of December 31, 2015, filed by BlackRock, Inc. the company owns 1,829,995 Shares. This filing with the SEC by BlackRock, Inc. indicates that BlackRock, Inc. has sole voting power for 1,756,879 Shares and sole dispositive power for 1,829,995 Shares.

(5)	Includes 238 Shares in custodial accounts for Mr. Carus’ minor children under the NJ Uniform Transfers to Minors Act which he disclaims any beneficial interest but has power to vote.

(6)	Includes (a) 178,298 Shares owned jointly with Ms. Chew’s husband; and (b) 100,000 Shares issuable upon exercise of stock options. Excludes 28,407 Shares held in the UMH 401(k) Plan. Ms. Chew is a co-trustee of the UMH 401(k) Plan and has shared voting power over the Common Shares held by the UMH 401(k) Plan. She, however, disclaims beneficial ownership of all of the Shares held by the UMH 401(k) Plan, except for the 28,407 Shares held by the UMH 401(k) Plan for her benefit. See Note (14) below for information regarding Shares held by the UMH 401(k) Plan. Excludes 100,000 Shares issuable upon the exercise of stock options, which stock options are not exercisable within 60 days of April 14, 2016.

(7)	Includes 5,817 Shares owned jointly with Mr. Hirsch’s wife.

(8)	Includes 10,000 Shares issuable upon exercise of stock options. Excludes 993 Shares held in the UMH 401(k) Plan. See Note (14) below for information regarding Shares held by the UMH 401(k) Plan. Excludes 40,000 Shares issuable upon the exercise of stock options, which stock options are not exercisable within 60 days of April 14, 2016.

17

(9)	Includes (a) 99,872 Shares owned by Mr. Eugene Landy’s wife; (b) 172,608 Shares held by Landy Investments, Ltd. for which Mr. Landy has power to vote; (c) 66,912 Shares held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a Trustee with power to vote; (d) 57,561 Shares held in the Landy & Landy Employees’ Pension Plan of which Mr. Landy is a Trustee with power to vote; (e) 100,000 Shares held in the Eugene W. Landy and Gloria Landy Family Foundation, a charitable trust for which Mr. Landy has power to vote; (f) 22,830 Shares held in Windsor Industrial Park Associates for which Mr. Landy has power to vote; (g) 28,768 Shares held in Juniper Plaza Associates for which Mr. Landy has power to vote; (h) 200,000 Shares issuable upon exercise of stock options (i) 382,250 Shares pledged in a margin account; and (j) 277,559 Shares pledged as security for loans. Excludes 200,000 Shares issuable upon the exercise of stock options, which stock options are not exercisable within 60 days of April 14, 2016.

(10)	Includes (a) 40,119 Shares owned with Mr. Samuel Landy’s wife; (b) 6,221 Shares in the Samuel Landy Limited Partnership; (c) 48,000 Shares in the EWL Grandchildren Fund LLC of which Mr. Landy is a co-manager; (d) 200,000 Shares issuable upon exercise of stock options; (e) 16,220 Shares pledged in a margin account; and (j) 302,603 Shares pledged as security for loans. Excludes 62,389 Shares held in the UMH 401(k) Plan. Mr. Landy is a co-trustee of the UMH 401(k) Plan and has shared voting power over the Common Shares held by the UMH 401(k) Plan. He, however, disclaims beneficial ownership of all of the Common Shares held by the UMH 401(k) Plan, except for the 62,389 Shares held by the UMH 401(k) Plan for his benefit. See Note (14) below for information regarding Shares held by the UMH 401(k) Plan. Excludes 100,000 Shares issuable upon the exercise of stock options, which stock options are not exercisable within 60 days of April 14, 2016.

(11)	Includes (a) 14,439 Shares owned by Mr. Michael Landy’s wife; (b) 53,397 Shares in custodial accounts for Mr. Landy’s children under the NJ Uniform Transfers to Minors Act in which he disclaims any beneficial interest but has power to vote; (c) 48,000 Shares in the EWL Grandchildren Fund LLC of which Mr. Landy is a co-manager; (d) 10,000 Shares issuable upon exercise of stock options; (e) 71,500 Shares pledged in a margin account; and (f) 55,000 Shares pledged as security for loans. Excludes 23,204 Shares held in the UMH 401(k) Plan. See Note (14) below for information regarding Shares held by the UMH 401(k) Plan.

(12)	Includes 140,260 Shares held by Mitchell Partners in which Mr. Mitchell has a beneficial interest. In addition to the Common Shares reported, Mr. Mitchell also holds 4,000 Shares of the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock, and 8,000 Shares of the Company’s 8.0% Series B Cumulative Redeemable Preferred Stock.

(13)	In addition to the Shares reported, Mr. Wolgin’s wife holds 600 Shares of the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock.

(14)	Includes 282,811 Shares held by the UMH 401(k) Plan. Ms. Anna T. Chew and Mr. Samuel A. Landy share voting power over the Shares held by the UMH 401(k) Plan.

18

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has been appointed to implement the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Committee has the overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. The Committee’s primary objectives include serving as an independent and objective party to review such compensation plans, policies and programs. The Committee has not retained or obtained the advice of a compensation committee consultant for determining or recommending the amount of executive or director compensation.

Throughout this report, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2015, as well as certain other individuals included in the Summary Compensation Table presented below in this Proxy Statement, are sometimes referred to in this Proxy Statement as the “named executive officers.”

Compensation Philosophy and Objectives

The Committee believes that a well-designed compensation program should align the goals of the chief executive officer with the goals of the shareholders, and that a significant part of the executive’s compensation, over the long term, should be dependent upon the value created for shareholders. For this reason, the Company’s Chief Executive Officer is required to own shares of the Company’s common stock having a value equal to at least six times his or her base salary. Furthermore, the Company prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying Company security without all the risks or rewards of ownership.

All executives should be held accountable through their compensation for the performance of the Company, and compensation levels should also reflect the executive’s individual performance in an effort to encourage increased individual contributions to the Company’s performance. The compensation philosophy, as reflected in the Company’s employment agreements with its executives, is designed to motivate executives to focus on operating results and create long-term shareholder value by:

●	establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded real estate investment trusts, or REITs;

●	linking a portion of each executive’s compensation to the achievement of the Company’s business plan by using measurements of the Company’s operating results and shareholder return; and

19

●	building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The salaries and bonuses in the Company’s recently executed executive employment agreements are consistent with the Committee’s philosophy and objectives.

The Committee believes that each of the above factors is important when determining compensation levels for named executive officers. The Committee reviews and approves the employment contracts for the Chairman of the Board, the President and Chief Executive Officer, and the Vice President and Chief Financial Officer, as well as other named executive officers, including performance goals and objectives. The Committee annually evaluates performance of these executive officers in light of those goals and objectives. The Committee considers the Company’s performance, relative stockholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to named executive officers in prior years. The Committee uses the Residential Sector of the Real Estate Compensation Survey (the “Survey”), produced under the guidance of the National Association of Real Estate Investment Trusts (“NAREIT”), as a guide to setting compensation levels. Participant company data is not presented in a manner that specifically identifies any named individual or company. The Survey details compensation by position type and company size with statistical salary and bonus information for each position. The Company’s salary and bonus amounts are compared to the ranges presented for reasonableness. The Committee believes executive compensation packages provided by the Company to its executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to executives to meet or exceed established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all final compensation decisions for the Company’s named executive officers. The Chairman of the Board and the President and Chief Executive Officer annually review the performance of the other named executive officers and then present their conclusions and recommendations to the Committee with respect to base salary adjustments and annual cash bonus and stock option and restricted stock awards. The Committee exercises its own discretion in modifying any recommended adjustments or awards, but does consider the recommendations from management who work closely with the other named executive officers.

Role of Grants of Stock Options and Restricted Stock in Compensation Analysis

The Committee views the grant of stock options and restricted stock awards as a form of long-term compensation. The Committee believes that such grants promote the Company’s goal of retaining key employees, and align the key employee’s interests with those of the Company’s shareholders from a long-term perspective. The number of options or shares of restricted stock granted to each employee is determined by consideration of various factors including, but not limited to, the employee’s contribution, title, responsibilities and years of service.

20

Role of Employment Agreements in Determining Executive Compensation

Most of the Company’s currently employed named executive officers are parties to employment agreements. These agreements provide for base salaries, bonuses and customary fringe benefits. Other key elements of the Company’s compensation program for the named executive officers are stock options, restricted stock awards and perquisites and other benefits. Each of these is addressed separately below. In determining initial compensation, the Committee considers all elements of a named executive officer’s total compensation package in comparison to current market practices and other benefits.

Shareholder Advisory Vote

One way to determine if the Company’s compensation program reflects the interests of shareholders is through their nonbinding vote. At the Annual Meeting of Shareholders held on June 12, 2014, the Company’s shareholders approved by their advisory vote the compensation of the named executive officers.

Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company’s long-term success, the Committee has determined that the base salaries of named executive officers should approximate those of executives of other equity REITs that compete with the Company for employees, investors and business, while also taking into account the named executive officers’ performance and tenure and the Company’s performance relative to its peer companies within the REIT industry using the NAREIT Compensation Survey described above.

Bonuses

In addition to the provisions for base salaries under the terms of their employment agreements, the President and Chief Executive Officer and the Vice President and Chief Financial Officer are entitled to receive annual cash bonuses for each year during the terms of each respective agreement. These bonuses are based on the achievement of certain performance goals set by the Committee as described below.

21

For the President and Chief Executive Officer:

Increase same store occupancy	0.75%	1.00%	1.25%
Bonus	$46,000	$92,000	$115,000
Increase same store revenue	3%	4%	5%
Bonus	$46,000	$92,000	$138,000
Increase same store rental units	400 units	500 units	600 units
Bonus	$92,000	$92,000	$115,000
Increase same store sales profit	Breakeven	Up to $500,000	Over $500,000
Bonus	$46,000	$46,000 plus 10% of profit	$96,000 plus 12% of profit over $500,000
Reduce and or maintain same store operating costs as a percentage of revenue	50%	50%	50%
Bonus	$92,000	$92,000	$92,000
Reduce and or maintain administrative expense as a percentage of total operating revenue	10%	10%	10%
Bonus	$92,000	$92,000	$92,000

Total Bonus Potential	$414,000	$556,000	$708,000

For the Vice President and Chief Financial Officer:

Increase same store occupancy	0.75%	1.00%	1.25%
Bonus	$35,000	$70,000	$88,000
Increase same store revenue	3%	4%	5%
Bonus	$35,000	$70,000	$106,000
Increase same store rental units	400 units	500 units	625 units
Bonus	$70,000	$70,000	$88,000
Increase same store sales profit	Breakeven	Up to $500,000	Over $500,000
Bonus	$35,000	$35,000 plus 10% of profit	$85,000 plus 12% of profit over $500,000
Reduce and or maintain same store operating costs as a percentage of revenue	50%	50%	50%
Bonus	$70,000	$70,000	$70,000
Reduce and or maintain administrative expense as a percentage of total operating revenue	10%	10%	10%
Bonus	$70,000	$70,000	$70,000

Total Bonus Potential	$315,000	$435,000	$567,000

22

Bonuses awarded to the other named executive officers are recommended by the Chairman of the Board and the President and Chief Executive Officer and are approved by the Committee. The Company believes that short-term rewards in the form of cash bonuses to senior executives generally should reflect short-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the senior executives’ responsibilities and valuing special contributions by each such individual. In evaluating performance of the Company annually, the Committee considers a variety of factors, including, among others, Funds from Operations (“FFO”), Core FFO, Normalized FFO, net income, growth in asset size, occupancy and total return to shareholders. The Company considers FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by NAREIT, which defines FFO to mean net income computed in accordance with U.S. GAAP, excluding gains or losses from sales of property, plus real estate related depreciation and amortization. The company defines Core FFO as FFO plus acquisition costs and costs of early extinguishment of debt. The Company defines Normalized FFO as Core FFO excluding gains and losses realized on securities investments and certain non-recurring charges. The Company considers FFO, Core FFO and Normalized FFO to be meaningful, additional measures of operating performance primarily because it excludes the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted these as performance measures.

Other factors considered include the employee’s title and years of service. The employee’s title generally reflects the employee’s responsibilities and the employee’s years of service may be considered in determining the level of bonus in comparison to base salary. The Committee has declined to use specific performance formulas with respect to the other named executive officers, believing that with respect to Company performance, such formulas do not adequately account for many factors, including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Committee of a wide range of management and leadership skills of each of the senior executives.

Stock Options and Restricted Stock Awards

The employment agreements for the President and Chief Executive Officer and the Vice President and Chief Financial Officer provides for the grant of restricted stock awards, based on the following:

President and Chief Executive Officer
Achievement of any of the performance goals previously stated	12,500
Discretion of the Compensation Committee	12,500

Vice President and Chief Financial Officer
Achievement of any of the performance goals previously stated	10,000
Discretion of the Compensation Committee	10,000

Stock options and restricted stock awards to the other named executive officers are recommended by the Chairman of the Board and the President and Chief Executive Officer. In making its decisions, the Committee does not use an established formula or focus on a specific performance target. The Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing real estate markets and other factors, may contribute to less favorable near term results even when sound strategic decisions have been made by the senior executives to position the Company for longer term profitability. Thus, the Compensation Committee also attempts to identify whether the senior executives are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate stock option and restricted stock awards, the Compensation Committee considers, among other matters, whether the senior executives have executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition strategies have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties evidence appropriate risk management, including risks associated with real estate markets, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

23

In 2015, the Compensation Committee received the recommendations from the Chairman of the Board and the President and Chief Executive Officer for the number of options or restricted stock to be awarded. The factors that were considered in awarding the stock options and restricted stock included the following progress that was made by the Company due to the efforts of management:

●	Acquired 10 communities containing approximately 2,800 home sites for a total of $81,217,000. This represents an 18% increase in developed sites compared to December 31, 2014;

●	Increased Community NOI by 24.5%;

●	Increased same property Community NOI by 17.2%;

●	Increased same property occupancy from 83.2% to 83.9%;

●	Increased year over year Normalized FFO per share by 14.6%

●	Decreased our Operating Expense Ratio from 52.6% to 49.6%;

●	Raised approximately $25 million in common equity capital through our Dividend Reinvestment and Stock Purchase Plan;

●	Issued 1,801,200 shares of its new 8.0% Series B Cumulative Redeemable Preferred Stock in a registered direct placement, with net proceeds of approximately $43 million after deducting offering related expenses;

●	Financed/refinanced 21 communities for a total of $139 million, reducing our weighted average interest rate from 4.8% to 4.5% and increasing our weighted average maturity from 5.3 years to 7.1 years;

●	Increased our rental home portfolio by 1,100 homes, representing an increase of 42% to 3,700 total rental homes;

●	Increased rental home occupancy from 91.5% to 92.9%;

●	Managed general and administrative costs to an appropriate level; and

●	Maintained cash distributions to shareholders.

After considering the recommendations of the Chairman of the Board and the President and Chief Executive Officer, the Committee allocated the individual awards to the named executive officers based on the named executive officers’ individual contributions to these accomplishments. Other factors considered in this allocation included the named executive officers’ responsibilities and years of service. In addition, the awards were compared to each named officers’ total compensation and compared with comparable REITs using the annual Compensation Survey published by NAREIT as a guide for setting total compensation.

24

Perquisites and Other Personal Benefits

The Company’s employment agreements provide the named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The named executive officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executives, spouses and dependents in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on such terms no less favorable than applicable to any other executive; use of an automobile; and, supplemental disability insurance, at the Company’s cost, as agreed to by the Company and the named executive officer. Attributed costs of the personal benefits described above for the named executive officers for the year ended December 31, 2015, are included in “All Other Compensation” of the Summary Compensation Table provided below in this Proxy Statement.

Payments upon Termination or Change in Control

In addition, the named executive officers’ employment agreements each contain provisions relating to change in control events and severance upon termination for events other than for cause or good reason (as defined under the terms of the employment agreements). These change in control and severance terms are designed to promote stability and continuity of senior management and have been deemed reasonable by the Committee. Information regarding these provisions is included in “Employment Agreements” provided below in this Proxy Statement. There are no other agreements or arrangements governing change in control payments.

Evaluation

Mr. Eugene Landy is employed under an amended employment agreement with the Company. His base compensation under his amended contract was increased in 2014 to $250,000 per year. Mr. Landy also received bonuses totaling $134,615 primarily based on performance, including growth of the Company. Additionally, Mr. Eugene Landy received $47,000 in director’s fees and fringe benefits.

The Committee also reviewed the progress made by Mr. Samuel A. Landy, President and Chief Executive Officer and Ms. Anna T. Chew, Vice President and Chief Financial Officer. Mr. Samuel Landy is employed under an employment agreement with the Company. His base compensation under this contract was $460,000 for 2015. In evaluating Mr. Samuel Landy’s eligibility for an annual bonus, stock options and restricted stock awards, the Compensation Committee used the bonus schedule included in Mr. Samuel Landy’s employment agreement as a guide.

Ms. Chew is employed under an employment agreement with the Company. Her base compensation under this contract is $349,000 for 2015. In evaluating Ms. Chew’s eligibility for an annual bonus, stock options and restricted stock awards, the Compensation Committee used the bonus schedule included in Ms. Chew’s employment agreement as a guide.

25

The Committee has also approved the recommendations of the Chairman of the Board and the President and Chief Executive Officer concerning the other named executives’ annual salaries, bonuses, option and restricted stock grants and fringe benefits.

In addition to its determination of the executive’s individual performance levels for 2015, the Committee also compared the executive’s total compensation for 2015 to that of similarly-situated personnel in the REIT industry using the NAREIT Compensation Survey described above. The Company’s salary and bonus amounts were compared to the ranges presented for reasonableness. The Company’s total compensation fell in the lowest range (25th percentile) of this survey.

Risk Management

The Compensation Committee has assessed our compensation program for the purpose of viewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, the Committee reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. This risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Executive officers are compensated on a fixed salary basis and have not been awarded any bonuses or other compensation that might encourage the taking of unnecessary or excessive risks that threaten the long-term value of the Company. The Board has attempted to align the interests of the Board of Directors and the executive officers with the long-term interests of the Company and the Shareholders through grants of stock options and restricted stock awards, thereby giving the Board and executive officers additional incentives to protect the long-term value of the Company. Following the assessment, the Compensation Committee and the Board of Directors determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Board of Directors of UMH Properties, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Jeffrey A. Carus (Chairman)
Stuart D. Levy
James E. Mitchell
Stephen B. Wolgin

26

Summary Compensation Table

The following Summary Compensation Table shows compensation paid by the Company for services rendered during 2015, 2014 and 2013 to the named executive officers. There were no other executive officers whose aggregate cash compensation exceeded $100,000:

Name and Principal Position	Year	Salary	Bonus	Option Awards (5)	Restricted Stock Awards (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation		Total

Eugene W. Landy	2015	$250,000	$134,615	$93,000	$9,120	$-0-	$47,000	(1)	$533,735
Chairman of the	2014	193,750	34,615	98,000	-0-	-0-	43,250	(1)	369,615
Board	2013	175,000	331,731	142,000	-0-	150,000	37,625	(1)	836,356

Samuel A. Landy	2015	460,000	90,203	46,500	252,370	-0-	57,400	(2)	906,473
President and Chief	2014	416,745	46,812	49,000	232,750	-0-	53,450	(2)	798,757
Executive Officer	2013	385,000	180,800	71,000	-0-	-0-	47,625	(2)	684,425

Anna T. Chew	2015	349,000	39,660	46,500	9,120	-0-	57,400	(2)	501,680
Vice President and	2014	316,841	37,186	49,000	-0-	-0-	53,450	(2)	456,477
Chief Financial Officer	2013	301,754	121,053	71,000	-0-	-0-	47,625	(2)	541,432

Craig Koster (4)	2015	152,769	30,985	18,600	-0-	-0-	5,868	(3)	208,222
General Counsel and	2014	136,592	10,077	4,900	-0-	-0-	3,145	(3)	154,174
Secretary	2013	120,000	3,808	7,100	-0-	-0-	-0-		130,908

(1)	Represents Director’s annual board cash retainer of $31,000, $27,250 and $24,250 for 2015, 2014 and 2013, respectively, Director’s meeting fees of $16,000, $16,000 and $13,375 for 2015, 2014 and 2013, respectively, and fringe benefits.

(2)	Represents Director’s annual board cash retainer of $31,000, $27,250 and $24,250 for 2015, 2014 and 2013, respectively, Director’s meeting fees of $16,000, $16,000 and $13,375 for 2015, 2014 and 2013, respectively, and fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer.

(3)	Represents discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer.

(4)	Mr. Koster joined the Company on November 26, 2012. Effective January 1, 2015, Mr. Koster was promoted to General Counsel.

(5)	The fair value of the stock options granted were established using the Black-Scholes stock option valuation model. See Note 6 of the Notes to the Consolidated Financial Statements for assumptions used in the model. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

(6)	The grant date fair values were established based on the number of shares granted and the share prices as follows: 2015, 2/5/15 - $9.73, 9/14/15 - $9.12 (see table below for details); and 2014, 1/15/14 - $9.31. Such shares vest over five years.

(7)	Accrual for pension benefits in accordance with Mr. Landy’s employment agreement.

27

Stock Compensation Plan

On June 13, 2013, the shareholders approved and ratified the Company’s 2013 Stock Option and Stock Award Plan (the “2013 Plan”) authorizing the grant of stock options or restricted stock awards to Directors, officers and key employees. The maximum number of shares that may be issued under the 2013 Plan is 3,000,000 shares. If and to the extent that an award made under the 2013 Plan is forfeited, terminated, expires or is canceled unexercised, the number of shares associated with the forfeited, terminated, expired or canceled portion of the award shall again become available for additional awards under the 2013 Plan. The 2013 Plan replaced the Company’s 2003 Stock Option and Award Plan, as amended, which, pursuant to its terms, terminated in 2013. The outstanding options under the 2003 Stock Option and Award Plan, as amended, remain outstanding until exercised, forfeited or expired. Not more than 200,000 shares of the Company’s common stock may be granted as options in any one year to a participant under the 2013 Plan. In general, each option may be exercised only after one year of continued service with the Company. The maximum number of shares underlying restricted stock awards that may be granted in any one year to a participant shall be 100,000.

Grants of Plan-Based Awards

The following table sets forth, for the named executive officers in the Summary Compensation Table, information regarding individual grants of stock options made during the year ended December 31, 2015:

Name	Grant Date	Number of Shares of Restricted Stock (1)	Number of Shares Underlying Options (2)	Exercise Price of Option Award or Fair Value Per Share at Grant Date of Restricted Stock Award	Grant Date Fair Value (3)

Eugene W. Landy	6/24/2015	-0-	100,000	$9.82	$93,000
	9/14/2015	1,000	-0-	9.12	9,120

Samuel A. Landy	2/05/2015	25,000	-0-	9.73	243,250
	6/24/2015	-0-	50,000	9.82	45,500
	9/14/2015	1,000	-0-	9.12	9,120

Anna T. Chew	6/24/2015	-0-	50,000	9.82	45,500
	9/14/2015	1,000	-0-	9.12	9,120

Craig Koster	6/24/2015	-0-	20,000	9.82	18,600

(1)	All restricted stock awards granted during 2015 vest 1/5th per year over a five-year period and all dividends earned are reinvested in restricted stock.

(2)	These options vest 1 year and expire 8 years from grant date.

(3)	The values of the shares underlying options were established using the Black-Scholes stock option valuation model. The following assumptions were used in the model: expected volatility of 27.17%; risk-free interest rate of 2.12%; dividend yield of 7.37%; expected life of the options of eight years; and forfeitures of $-0-. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise. The value of the shares of restricted stock was based on the closing price of the shares on the grant date.

28

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded to our named executive officers, are described above under “Compensation Discussion and Analysis” and below under “Employment Agreements.”

Outstanding Equity Awards at Year-End

The following table sets forth for the named executive officers in the Summary Compensation Table, information regarding stock options and restricted stock outstanding at December 31, 2015:

	Option Awards (1)				Restricted Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options UnExercisable	Option Exercise Price	Option Expiration Date	Number of Shares that have not Vested	Market Value of Shares that have not Vested

Eugene W. Landy					9,895	$100,137
Eugene W. Landy	100,000	-0-	$10.08	06/26/21
Eugene W. Landy	100,000	-0-	$9.85	06/11/22
Eugene W. Landy	-0-	100,000	$9.82	06/24/23

Samuel A. Landy					72,848	$737,222
Samuel A. Landy	7,700	-0-	$12.97	01/08/16
Samuel A. Landy	42,300	-0-	$11.79	01/08/16
Samuel A. Landy	14,000	-0-	$7.12	01/07/17
Samuel A. Landy	61,000	-0-	$6.47	01/07/17
Samuel A. Landy	10,900	-0-	$9.13	01/08/18
Samuel A. Landy	14,100	-0-	$8.30	01/08/18
Samuel A. Landy	50,000	-0-	$10.08	06/26/21
Samuel A. Landy	50,000	-0-	$9.85	06/11/22
Samuel A. Landy	-0-	50,000	$9.82	06/24/23

Anna T. Chew					9,895	$100,137
Anna T. Chew	50,000	-0-	$10.08	06/26/21
Anna T. Chew	50,000	-0-	$9.85	06/11/22
Anna T. Chew	-0-	50,000	$9.82	06/24/23

Craig Koster					-0-	$-0-
Craig Koster	5,000	-0-	$10.08	06/26/21
Craig Koster	5,000	-0-	$9.85	06/11/22
Craig Koster	-0-	20,000	$9.82	06/24/23

29

(1)	Stock options vest 1 year from the date of grant.

(2)	Restricted stock awards vest over 5 years, 20% per year, from the date of grant. The following is the vesting schedule for the shares that have not yet vested: Mr. Eugene Landy – 6,195 shares, 3,090 shares, 204 shares, 204 shares and 204 shares in 2016, 2017, 2018, 2019 and 2020, respectively; Mr. Samuel Landy – 25,833 shares, 18,493 shares, 11,455 shares, 11,455 shares, and 5,612 shares in 2016, 2017, 2018, 2019 and 2020, respectively; and Ms. Anna Chew, - 6,195 shares, 3,090 shares, 204 shares, 204 shares and 204 shares in 2016, 2017, 2018, 2019 and 2020, respectively . Market value is based on the closing price of our common stock on December 31, 2015 of $10.12.

Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of restricted stock awards for each of the named executive officers during the year ended December 31, 2015:

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($) (1)

Eugene W. Landy	-0-	$-0-	8,666	$83,453
Samuel A. Landy	-0-	-0-	26,295	253,435
Anna T. Chew	-0-	-0-	8,666	83,453
Craig Koster	-0-	-0-	-0-	-0-

(1) Value realized based on the closing price of the shares on the NYSE as of the date of vesting.

Employment Agreements

The Company has an Employment Agreement with Mr. Eugene W. Landy, Founder and Chairman of the Board. Under this agreement, Mr. Landy receives an annual base compensation of $250,000 (as amended) plus bonuses and customary fringe benefits, including health insurance, participation in the Company’s 401(k) Plan, stock options, five weeks’ vacation and use of an automobile. Additionally, there may be bonuses voted by the Board of Directors. The Employment Agreement is terminable by either party at any time subject to certain notice requirements. The Employment Agreement provides for aggregate severance payments of $450,000, payable to Mr. Eugene Landy upon the termination of his employment for any reason in increments of $150,000 on severance and $150,000 on the first and second anniversaries of severance. In the event of disability, Mr. Landy’s compensation will continue for a period of three years, payable monthly. On retirement, Mr. Landy will receive a pension of $50,000 a year for ten years (subsequently amended to extend pension benefits through 2016), payable in monthly installments. In the event of death, Mr. Landy’s designated beneficiary will receive $450,000, $100,000 thirty days after death and the balance one year after death. The Employment Agreement automatically renews each year for successive one-year periods. On April 14, 2008, the Company executed a Second Amendment to the Employment Agreement with Mr. Landy (the “Second Amendment”). The Second Amendment provides that in the event of a change in control, Eugene W. Landy shall receive a lump sum payment of $1,200,000, provided the sale price of the Company is at least $16 per share of common stock. A change of control shall be defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company. This change of control provision shall not apply to any combination between the Company and MREIC. Payment shall be made simultaneously with the closing of the transaction, and only in the event that the transaction closes.

30

Effective as of January 1, 2015, the Company and Mr. Samuel A. Landy entered into an amended and restated three-year Employment Agreement. The employment agreement is renewed automatically for a new three-year term as of the first day of each calendar quarter after the effective date unless otherwise terminated. Under the agreement, Mr. Landy is entitled to receive an annual base salary of $460,000 for 2015, $473,000 for 2016 and $488,000 for 2017. For calendar years after 2017, Mr. Landy’s base salary will be set by the Compensation Committee of the Company’s Board of Directors but will be no less than his base salary for the preceding year. Mr. Landy will be eligible for annual cash bonuses based on the Company’s achievement of certain performance objectives specified in the Employment Agreement as determined by the Compensation Committee. Mr. Landy will also be entitled to equity awards of up to 25,000 shares of restricted stock each year based on achievement of performance objectives as determined by the Compensation Committee. If Mr. Landy’s employment is terminated for any reason, either involuntarily or voluntarily, including the death of Mr. Landy or termination for cause, Mr. Landy shall be entitled to the base salary plus base target bonuses due under the Employment Agreement for the remaining term of the Employment Agreement. The Employment Agreement also provides that, upon a change of control of the Company, the Employment Agreement will automatically renew for three years from the date of the change of control. Additionally or alternatively, if a change of control occurs, Mr. Landy shall have the right to terminate the Employment Agreement and continue to receive the base salary plus base target bonuses and restricted stock awards he would have been entitled to receive during the remaining term of the Employment Agreement. In addition, provided that Mr. Landy is actively employed by the Company as of the consummation of a change of control, Mr. Landy shall be entitled to a transaction bonus consistent with the terms of the Company’s Executive Management Transaction Bonus Plan, which shall be approved by the Compensation Committee. The Employment Agreement entitles Mr. Landy to customary fringe benefits, including vacation, life insurance and health benefits, the use of an automobile, and the right to participate in the Company’s 401(k) retirement plan.

Effective as of January 1, 2015, the Company and Ms. Anna T. Chew, its Chief Financial Officer, entered into an amended and restated three-year Employment Agreement. The employment agreement is renewed automatically for a new three-year term as of the first day of each calendar quarter after the effective date unless otherwise terminated. Under the agreement, Ms. Chew is entitled to receive an annual base salary of $349,000 for 2015, $360,000 for 2016 and $371,000 for 2017. For calendar years after 2017, Ms. Chew’s base salary will be set by the Compensation Committee of the Company’s Board of Directors but will be no less than her base salary for the preceding year. Ms. Chew will be eligible for annual cash bonuses based on the Company’s achievement of certain performance objectives specified in the Employment Agreement as determined by the Compensation Committee. Ms. Chew will also be entitled to equity awards of up to 20,000 shares of restricted stock each year based on achievement of performance objectives as determined by the Compensation Committee. Under the Employment Agreement, if Ms. Chew’s employment is terminated for any reason, either involuntarily or voluntarily, including the death of Ms. Chew or termination for cause, Ms. Chew shall be entitled to the base salary plus base target bonuses due under the Employment Agreement for the remaining term of the Employment Agreement. The Employment Agreement also provides that, upon a change of control of the Company, the Employment Agreement will automatically renew for three years from the date of the change of control. Additionally or alternatively, if a change of control occurs, Ms. Chew shall have the right to terminate the Employment Agreement and continue to receive the base salary plus base target bonuses and restricted stock awards she would have been entitled to receive during the remaining term of the Employment Agreement. In addition, provided that Ms. Chew is actively employed by the Company as of the consummation of a change of control, Ms. Chew shall be entitled to a transaction bonus consistent with the terms of the Company’s Executive Management Transaction Bonus Plan, which shall be approved by the Compensation Committee. The Employment Agreement entitles Ms. Chew to customary fringe benefits, including vacation, life insurance and health benefits, the use of an automobile, and the right to participate in the Company’s 401(k) retirement plan.

31

Potential Payments upon Termination of Employment or Change-in-Control

Under the terms of the employment agreements of the named executive officers, such named executive officers are entitled to receive the following estimated payments and benefits upon a termination of employment or voluntary resignation (with or without a change-in-control). These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or voluntary resignation, were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the termination of employment had occurred at December 31, 2015.

	Voluntary Resignation on 12/31/15		Termination Not for Cause or Good Reason on 12/31/15		Termination for Cause on 12/31/15		Termination Not for Cause or Good Reason (After a Change-in-Control) on 12/31/15		Disability or Death on 12/31/15

Eugene W. Landy	$450,000	(1)	$450,000	(1)	$450,000	(1)	$1,650,000	(2)	$750,000	(3)
Samuel A. Landy	2,753,100	(4)	2,753,100	(4)	2,753,100	(4)	2,753,100	(4)	2,753,100	(4)
Anna T. Chew	2,096,500	(4)	2,096,500	(4)	2,096,500	(4)	2,096,500	(4)	2,096,500	(4)

(1)	Consists of severance payments of $450,000, payable $150,000 per year for three years.

(2)	Mr. Landy shall receive a lump-sum payment of $1,200,000 in the event of a change in control, provided that the sale price of the Company is at least $16 per share of common stock. In addition, if Mr. Landy’s employment agreement is terminated, he receives severance payments of $450,000, payable $150,000 per year for three years.

(3)	In the event of a disability, as defined in the agreement, Mr. Landy shall receive disability payments equal to his base salary for a period of three years. He has a death benefit of $450,000 payable to Mr. Landy’s beneficiary.

(4)	The respective employment agreements provide for the base salaries plus base target bonuses due for the remaining terms of the agreements. The respective employment agreements also provide for death benefits of the same amount.

32

The Company retains the discretion to compensate any officer upon any future termination of employment or change-in control.

Director Compensation

Directors received a fee of $4,000 for each Board meeting attended, $500 for each Board phone meeting attended, and an additional fixed annual fee of $31,000 payable quarterly. Directors appointed to board committees received $1,200 for each committee meeting attended. The table below sets forth a summary of director compensation for the year ended December 31, 2015:

Director	Annual Board Cash Retainer	Meeting Fees	Committee Fees	Restricted Stock Awards (4)	Total Fees Earned or Paid in Cash

Jeffrey A. Carus (2) (3)	$31,000	$16,000	$10,100	$9,120	$66,220
Matthew I. Hirsch (3)	31,000	16,000	500	9,120	56,620
Charles Kaempffer (1)	31,000	16,000	4,800	-0-	51,800
Michael P. Landy	31,000	16,000	-0-	9,120	56,120
Stuart Levy (2)	31,000	16,000	10,100	9,120	66,220
James E. Mitchell (2)	31,000	12,000	7,700	9,120	59,820
Richard H. Molke (5)	31,000	16,000	-0-	9,120	56,120
Eugene Rothenberg (1)	31,000	16,000	-0-	-0-	47,000
Stephen B. Wolgin (2)	31,000	16,000	10,600	9,120	66,720

	$279,000	$140,000	$43,800	$63,840	$526,640

(1)	Mr. Kaempffer & Mr. Rothenberg are Emeritus directors which are retired directors who have a standing invitation to attend Board of Directors meetings but are not entitled to vote on board resolutions. However, they receive directors’ fees for participation in the board meetings. The Emeritus Director status will end in April 2016.

(2)	Mr. Carus (Chairman of the Compensation Committee), Mr. Levy, Mr. Mitchell and Mr. Wolgin (Chairman of the Audit Committee and the Nominating Committee) are the current members of the Audit Committee, the Compensation Committee and the Nominating committee.

(3)	Mr. Carus was the Presiding Director whose role is to preside over the executive sessions of the non-management directors. Effective April 5, 2016, Mr. Hirsch was appointed as the Presiding Director.

(4)	Each Director received a grant of 1,000 shares of restricted common stock on September 16, 2015 which vests 1/5th per year over the next five years. Fair value on the date of grant was $9.12 per share.

(5)	Effective April 6, 2016, Mr. Molke retired from the Board. To fill the resulting vacancy, the Board appointed Mr. Kenneth K. Quigley, Jr. as a Class II Director for the remaining term of Class II expiring in 2017.

As of December 31, 2015, the aggregate number of unvested restricted shares of stock held by each director was as follows: Mr. Carus - 1,818; Mr. Hirsch – 1,019; Mr. M. Landy – 9,896; Mr. Levy – 1,535; Mr. Mitchell - 1,818; Mr. Molke - 1,818; Mr. Rothenberg – 799; and Mr. Wolgin - 1,818.

33

Pension Benefits and Nonqualified Deferred Compensation Plans

Except as provided in the specific agreements previously described, the Company has no pension or other post-retirement plans in effect for officers, directors or employees or a nonqualified deferred compensation plan. The present value of accumulated benefit of contractual pension benefits for Mr. Eugene W. Landy is $50,000 as of December 31, 2015. Payments made during 2015 amounted to $50,000. Mr. Eugene Landy is entitled to receive payments of $50,000 per year through 2016. The Company’s employees may elect to participate in the Company’s 401(k) Plan.

Compensation Committee Interlocks and Insider Participation

During 2015, the Compensation Committee consisted of Mr. Carus, Mr. Levy, Mr. Mitchell and Mr. Wolgin. No member of the Compensation Committee is a current or former officer or employee of the Company. In 2015, none of our executive officers served on the compensation committee of any entity, or board of directors of any entity that did not have a compensation committee, that had one or more of its executive officers serving on our Compensation Committee. The members of the Compensation Committee did not otherwise have any relationships requiring related-party disclosure in the Company’s Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) of UMH Properties, Inc. (the “Company”) operates under a written charter which has been amended in January 2013. The amended charter is available on the Company’s website at www.umh.reit.

The Company has an Audit Committee consisting of four “independent” Directors, as defined by the listing standards of the New York Stock Exchange. The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2015.

We have discussed with the independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence”, and we have discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence.

34

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 be filed with the SEC.

Audit Committee:

Jeffrey A. Carus

Stuart D. Levy

James E. Mitchell

Stephen B. Wolgin (Chairman)

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PKF O’Connor Davies, LLP served as the Company’s independent registered public accounting firm for the years ended December 31, 2015 and 2014. The following are fees billed by and accrued to PKF O’Connor Davies, LLP in connection with services rendered for the years ended December 31, 2015 and 2014:

	2015	2014

Audit Fees	$178,500	$170,000
Audit Related Fees	47,595	24,907
Tax Fees	68,950	64,580
All other fees	-0-	-0-
Total Fees	$295,045	$259,487

Audit fees include professional services rendered for the audit of the Company’s annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities. Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

All of the services performed by PKF O’Connor Davies, LLP for the Company during 2014 and 2015 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

35

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by the Company’s independent registered public accounting firm. The policy requires that all services provided by our principal independent registered public accounting firm to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee, and all have been so approved. The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF O’Connor Davies, LLP’s independence.

COMPARATIVE STOCK PERFORMANCE

The following line graph compares the total return of the Company’s common stock for the last five years to the FTSE NAREIT All Equity REIT’s published by NAREIT and to the S&P 500 Index for the same period. The graph assumes a $100 investment in our common stock and in each of the indexes listed below on December 31, 2010 and the reinvestment of all dividends. The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. Our stock performance shown in the graph below is not indicative of future stock performance.

36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any of the Directors or executive officers of the Company, except that Samuel A. Landy, President, Chief Executive Officer and a Director of the Company, and Michael P. Landy, a Director of the Company, are the sons of Eugene W. Landy, the Founder, Chairman of the Board and a Director of the Company.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with the Company without the prior approval of the Board of Directors. If any such transaction or arrangement is proposed, the Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement. This Committee will recommend to the Board of Directors approval or disapproval of the transaction or arrangement. In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement. While the Company does not have specific written standards for approving such related party transactions, such transactions are only approved if it is in the best interest of the Company and its shareholders. Additionally, the Company’s Code of Business Conduct and Ethics, which is presented on the Company’s website at www.umh.reit, requires all directors, officers and employees to notify and report a potential or apparent conflict of interest, in the case of a Director or the principal executive officer, to the Board, in the case of any officer other than the principal executive officer, to the principal executive officer, and, in the case of an employee, to his or her supervisor. Further, to identify related party transactions, the Company submits and requires our directors and executive officers to complete director and officer questionnaires which, among other things, identify any transactions with the Company in which the director, executive officer or their immediate family members have an interest.

Transactions with Monmouth Real Estate Investment Corporation

There are six directors of the Company who are also Directors and shareholders of Monmouth Real Estate Investment Corporation (“MREIC”). The Company holds common stock of MREIC in its securities portfolio. As of December 31, 2015, the Company owns a total of 2,125,270 shares of MREIC common stock, representing 3.3% of the total shares outstanding at December 31, 2015. The Company shares one officer (Chairman of the Board) and one employee with MREIC. Effective October 1, 2015, other than the Company’s Chairman of the Board, the Company does not share any employees with MREIC.

Other

Mr. Eugene W. Landy, the Founder and Chairman of the Board of the Company, owns a 24% interest in the entity that is the landlord of the property where the Company’s corporate office space is located. The Company is also responsible for its proportionate share of real estate taxes and common area maintenance. On May 1, 2015, the Company renewed this lease for additional space and an additional seven-year term with monthly lease payments of $14,900 through April 30, 2020 and $15,300 through April 30, 2022. Management believes that the aforesaid rent is no more than what the Company would pay for comparable space elsewhere.

37

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to its Officers, Directors and greater than 10% beneficial owners were met.

OTHER MATTERS

The Board of Directors knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the discretion of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2015 (as filed with the SEC), including the financial statements and schedules thereto, the Proxy Statement, a form of proxy, or future annual reports and Proxy Statements. All such requests should be directed to our Shareholder Relations Department by: (a) mail at UMH Properties, Inc., Attention: Shareholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728, (b) telephone at (732) 577-9997 or (c) email at umh@umh.com. You can also contact your broker, bank or other nominee to make a similar request.

For directions to the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, please contact our Shareholders Relations Department by mail, telephone or email.

YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.

PLEASE VOTE AS SOON AS POSSIBLE.

38

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2017 Annual Meeting of shareholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received at the Company’s principal executive offices by December 31, 2016. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by our shareholders at our 2017 Annual Meeting, but not included in the Company’s Proxy Statement, may be made by a person who is a shareholder of record at the time of giving notice by the shareholder and at the time of the Meeting who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than December 31, 2016 and not later than January 30, 2017. However, in the event that the 2017 Annual Meeting is advanced more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2016 Annual Meeting, notice by the shareholder to be timely must be received no earlier than the 120th day prior to the date of mailing of the notice for the meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of such meeting is first made.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Eugene W. Landy
Eugene W. Landy Chairman of the Board and Director

Dated: April 29, 2016

Important: Shareholders can help the Company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly authorizing a proxy. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You are earnestly requested to authorize your proxy to vote your shares in order that the necessary quorum may be represented at the meeting.

39

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08188-P77421 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

UMH PROPERTIES, INC.

	For All	Withhold All	For All Except
1. Election of three Class I Directors, each to serve until the 2019 annual meeting of shareholders and until his or her successor is duly elected and qualifies.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael P. Landy
02) James E. Mitchell
03) Stephen B. Wolgin

The Board of Directors recommends you vote FOR the following Proposal 2:

NOTE: When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If this proxy is properly executed but no direction is given, the votes entitled to be cast by the undersigned will be cast (i) FOR the election of the three nominees listed above as Directors of the Company; (ii) FOR the ratification of the appointment of PKF O'Connor Davies, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016; and (iii) in the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date